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                                                                      EXHIBIT 99



                                                                 (WILLIAMS LOGO)

NEW RELEASE

NYSE: WMB
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DATE:             June 4, 2003


               WILLIAMS FINALIZING $800 MILLION FINANCING PACKAGE
     New Facility Designed to Replace Existing Financing, Release Assets As
                                 Credit Backing

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it is finalizing a new $800 million credit facility primarily for the purpose of issuing letters of credit. The company expects to complete the credit agreement by mid-June.

         The new financing package would replace an existing $1.1 billion credit line entered into last summer that was comprised of a $700 million secured revolving facility and a $400 million letter of credit facility.

         The majority of the company's midstream gas and liquids assets back the current agreement that is being replaced by the new two-year, cash-collateralized $800 million agreement. The new agreement releases the midstream assets as credit backing. Cash collateral would be posted only to the extent that letters of credit are issued under the facility.

         Citigroup Global Markets Inc. and Banc of America Securities LLC are joint lead arrangers and joint book runners for the new credit facility.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.


CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Courtney Baugher
                    Williams (investor relations)
                    (918) 573-5768


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.